Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Springleaf Holdings, LLC of our reports dated April 8, 2013, except for the corrections to amounts previously reported as discussed in Note 2 and the addition of Earnings Per Share information in Note 18 dated August 15, 2013 relating to the financial statements of Springleaf Finance, Inc. (Successor Company) and March 30, 2011 relating to the financial statements of Springleaf Finance, Inc. (formerly American General Finance, Inc. Predecessor Company), which appears in such Registration Statement. We also consent to the use of our report dated August 15, 2013 relating to the financial statement schedule, which appears in Exhibit 16 of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 15, 2013